Exhibit 2.1


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                 _______________________________________________

     THIS AMENDMENT is made effective as of the 16th day of February 2004, by and among Kalamazoo Acquisition Corporation, a Michigan corporation ("Parent"), KALAMAZOO PRAB SUBSIDIARY CORPORATION, a Michigan corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and Prab, Inc., a Michigan corporation (the "Company").

                                   BACKGROUND
                                   __________

     Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger dated December 12, 2003 (the "Merger Agreement"). Parent, Merger Sub and the Company now wish to amend the Merger Agreement as provided herein.

     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the parties agree as follows:


                              TERMS AND CONDITIONS
                              ____________________

     1. Amendment to Section 8.1(b). Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and amended to read as follows:

          "by either Parent or the Company if the Merger shall not have been consummated by the date which is eight (8) months from the date hereof; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the date which is eight (8) months from the date hereof is attributable to a failure on the part of such party to perform any material covenant in this Agreement required to be performed by such party at or prior to the Effective Time;"

     2. Construction. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement. The terms of this Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. If there is any conflict between the terms, conditions and obligations of this Amendment and the Merger Agreement, this Amendment's terms, conditions and obligations shall control. All other provisions of the Merger Agreement not specifically modified by this Amendment are preserved.



                        SIGNATURES ON THE FOLLOWING PAGE

     IN WITNESS WHEREOF, this Amendment has been made effective as of the date first set forth above.




                                          PRAB, INC.


                                          By: /s/ Eric V. Brown, Jr.
                                          ______________________________________
                                          Name: Eric V. Brown, Jr.
                                          Title:   Secretary



                                          KALAMAZOO ACQUISITION CORPORATION


                                          By: /s/ Gary A. Herder
                                          ______________________________________
                                          Name: Gary A. Herder
                                          Title:   President



                                          KALAMAZOO PRAB SUBSIDIARY CORPORATION


                                          By: /s/ Gary A. Herder
                                          ______________________________________
                                          Name: Gary A. Herder
                                          Title:   President